Exhibit 10.1

Amendment No. 1 to the
Invacare Corporation 2018 Equity Compensation Plan
This Amendment No. 1 (this “Amendment”) to the Invacare Corporation 2018 Equity Compensation Plan (the “2018 Equity Plan”) is hereby adopted and approved by the Board of Directors of Invacare Corporation (the “Board”) as of February 21, 2019, subject to the approval of the shareholders of Invacare Corporation. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the 2018 Equity Plan.
WHEREAS, Invacare Corporation (the “Company”) has adopted the 2018 Equity Plan, approved by the Company’s shareholders on May 17, 2018, under which the maximum number of Shares cumulatively available for issuance under the 2018 Plan (referred to in the 2018 Equity Plan as the “Aggregate Share Limit”) is the sum of: (i) 1,800,000 Shares; plus (ii) any shares available for issuance under the 2013 Equity Plan at the time of approval of the 2018 Equity Plan by the Company’s shareholders; and (iii) any Shares covered by an award under the 2018 Equity Plan, the 2013 Equity Plan or the 2003 Equity Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award;
WHEREAS, based on the recommendation of the Compensation and Management Development Committee of the Board (the “Compensation Committee”), the Board has determined that it is desirable to (i) increase the Aggregate Share Limit by 3,000,000 Shares in order to allow more Shares to be available for issuance under the 2018 Equity Plan pursuant to awards thereunder, and increase the related limit on the total number of Shares issuable upon the exercise of Incentive Stock Options by the same amount, (ii) increase the annual individual limits with respect to the various types of awards provided for under the 2018 Equity Plan, (iii) modify the 2018 Equity Plan to clarify that no dividends, dividend equivalents or other distributions will be paid currently on any award of stock options or SARs before the exercise of the award and (iv) specify that no amendment to an award under the 2018 Equity Plan may accelerate the vesting or payment of the award except in the case of a participant’s death or disability;
WHEREAS, Article XII of the 2018 Equity Plan provides that the Board may amend the 2018 Equity Plan, subject to shareholder approval when any proposed amendment is subject to the approval of shareholders under applicable law, rules or regulations; and
WHEREAS, under New York Stock Exchange requirements, shareholders must approve the recommended increase to the Aggregate Share Limit.
NOW, THEREFORE, the Board hereby adopts and approves the following amendments to the 2018 Equity Plan, subject to shareholder approval and effective upon the receipt of such shareholder approval:

1.	Section 4.01(a)(i) of the 2018 Equity Plan is hereby deleted in its entirety and replaced with the following:
“4,800,000 Shares; plus”

2.	Section 4.01(d) of the 2018 Equity Plan is hereby deleted in its entirety and replaced with the following:
“(d) Subject to adjustment pursuant to Section 4.06 hereof, the total number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 4,800,000 Shares.”

3.	Section 4.02 of the 2018 Equity Plan is hereby deleted in its entirety and replaced with the following:
“Limitation on Shares Issued Pursuant to Awards. Notwithstanding any other provision of this Plan to the contrary, and subject to adjustment as provided in Section 4.06:

(a)	no Participant will be granted Options or SARs for more than 1,500,000 Shares, in the aggregate, during any calendar year;

(b)	no Participant will be granted Awards of Restricted Stock, Restricted Stock Units or Performance Shares for more than 1,500,000 Shares, in the aggregate, during any calendar year; and

(c)	No Nonemployee Director will be granted Awards of Restricted Stock, Restricted Stock Units or Performance Shares for more than 300,000 Shares, in the aggregate, during any calendar year.”

4.	Section 6.09 is hereby added to the 2018 Equity Plan as follows:
“6.09      Prohibition on Dividends. Notwithstanding any provision herein to the contrary, no dividends or dividend equivalents shall be paid with respect to an Option on either a current, deferred or contingent basis.”

5.	Section 7.10 is hereby added to the 2018 Equity Plan as follows:
“7.10    Prohibition on Dividends. Notwithstanding any provision herein to the contrary, no dividends or dividend equivalents shall be paid with respect to a SAR on either a current, deferred or contingent basis.”

6.	Section 12.01(c) of the 2018 Equity Plan is hereby deleted in its entirety and replaced with the following:
“Subject to Sections 6.08 and 7.09 of the Plan (prohibiting the repricing of Options or SARs), the Committee may amend the terms of any Award granted under this Plan prospectively or retroactively; provided, however, that no amendment may accelerate the vesting or payment of an Award except in the case of a Participant’s death or disability. Except as provided in this Plan, the Committee will not make any modification of the Performance Targets or the level or levels of achievement with respect to such Award, but the Committee may exercise negative discretion with respect to a Participant’s Award, which will result in a lower percentage of the Award becoming vested, exercisable or payable compared to the actual level of achievement.”

7.	Except as provided herein, no other provision of the 2018 Equity Plan shall be amended or modified by this Amendment No. 1 and the 2018 Equity Plan shall remain in full force and effect.